Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation

Xponential Intermediate Holdings, LLC	Delaware
Xponential Fitness LLC	Delaware
Club Pilates Franchise, LLC	Delaware
Stretch Lab Franchise, LLC	Delaware
CycleBar Holdco, LLC	Delaware
CycleBar Worldwide Inc.	Ohio
CycleBar Canada Franchising, ULC	Canada
CycleBar Franchising, LLC	Ohio
Yoga Six Franchise LLC	Delaware
Yoga Six Studio, LLC	Delaware
AKT Franchise, LLC	Delaware
AKT Studio, LLC	Delaware
Row House Franchise, LLC	Delaware
Row House Tustin, LLC	Delaware
Stride Franchise, LLC	Delaware
Xponential Fitness Brands International, LLC	Delaware
PB Franchising LLC	Delaware
PB 1001, LLC	Delaware
PB 1005, LLC	Delaware
PB 1016, LLC	Delaware
PB 1029, LLC	Delaware
PB 1035, LLC	Delaware